EXHIBIT 99.1

Provident Community Bancshares Reports Earnings for the Three Months Ended March 31, 2008

ROCK HILL, S.C., April 23, 2008 (PRIME NEWSWIRE) -- Provident Community Bancshares, Inc. (Nasdaq:PCBS) (the "Corporation") reported net income for the first quarter of 2008 was $420,000 compared to $649,000 for the first quarter of 2007. Earnings per share were $0.23 per share (diluted) for the first quarter of 2008, versus $0.35 per share (diluted) for the first quarter of 2007. The decrease in net income for the period was due primarily to declining interest rates along with an increase in the provision for loan losses due to loan growth and the increase in nonperforming assets.

At March 31, 2008, assets totaled $407.7 million compared to $407.6 million at December 31, 2007. Total assets were essentially unchanged as an increase in loans, primarily higher-yielding commercial and consumer loans, was offset by a decrease in lower-yielding investments and mortgage-backed securities. Growth in lower-cost transaction accounts and time deposits resulted in an increase in deposits and a decrease in borrowings.

Dwight V. Neese, President and CEO, said, "As we manage through this difficult credit cycle and softening economy, we remain focused on our operating objectives. Our net loan growth of $18 million for the first quarter of 2008 was supported by deposit growth of $5.7 million. In comparison to the first quarter of 2007, our non-interest income for the first quarter of 2008 increased 22.4% while our operating expenses only increased 3.4%. While the year 2008 will present many challenges for the banking industry, we plan to focus our attention on core operations with the goal of enhancing long-term value for our shareholders."

Nonperforming assets were $3.4 million as of March 31, 2008, or 0.84% of total assets, as compared to $3.2 million at December 31, 2007, an increase of $248,000. Approximately 41% or $1.4 million of nonperforming assets as of March 31, 2008 relates to one commercial loan relationship that also was also nonperforming at December 31, 2007. Management has allocated specific reserves to these and other non accrual loans that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral.

The Corporation also declared a quarterly cash dividend of $0.115 per share payable on May 15, 2008 to shareholders of record on April 30, 2008. Provident Community Bancshares, Inc. has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The $407-million holding company is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Global Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

The Provident Community Bancshares, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4963

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. The Corporation's performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Annual Report in Form 10-K for the year ended December 31, 2007, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months ended March 31, 2008, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. The results of operations for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the full fiscal year.

                         Financial Highlights

                              (Unaudited)
                ($ in thousands, except per share data)

                                                Three Months Ended
                                                     March 31,
                                             -------------------------
 Income Statement Data                          2008           2007
                                             -------------------------

   Net interest income                       $    2,501     $    2,734
   Provision for loan losses                        310            160
                                             -------------------------
   Net interest income after loan loss
    provision                                     2,191          2,574
   Non-interest income                              885            723
   Non-interest expense                           2,522          2,439
   Income tax                                       134            209
                                             -------------------------
   Net income                                $      420     $      649
                                             =========================
   Earnings per share: basic                 $     0.24     $     0.36
                                             =========================
   Earnings per share: diluted               $     0.23     $     0.35
                                             =========================
   Weighted Average Number of
   Common Shares Outstanding
   Basic                                      1,784,477      1,827,373
   Diluted                                    1,804,346      1,862,194
   Cash dividends per share                  $    0.115     $    0.110

 Balance Sheet Data                              At             At
                                               3/31/08       12/31/07
                                             -------------------------

   Total assets                              $  407,741     $  407,641
   Cash and due from banks                       10,509         11,890
   Investment securities                         95,703        111,187
   Loans                                        277,957        259,831
   Allowance for loan losses                      3,464          3,344
   Deposits                                     276,071        270,399
   FHLB advances and other borrowings            89,668         93,631
   Junior subordinated debentures                12,372         12,372
   Shareholders' equity                          27,168         27,313
   Common shares outstanding                  1,781,091      1,794,866
   Book value per share                      $    15.25     $    15.22
   Equity to assets                                6.66%          6.70%
   Total loans to deposits                       100.68%         96.09%
   Allowance for loan losses to total loans        1.24%          1.29%

   Asset Quality
   Nonperforming loans                            3,413          2,337
   Other real estate owned                           28            856
                                             -------------------------
     Total nonperforming assets                   3,441          3,193
   Net loan charge-offs                             190            476

CONTACT:  Provident Community Bancshares, Inc.
          Dwight V. Neese, President & CEO
          803.980.1863